HealthEquity Reports Third Quarter Ended October 31, 2014 Financial Results
Highlights of the Third Quarter Include:

•	Revenue of $21.9 million, an increase of 43% compared to Q3 FY14.

•	Net income of $3.0 million, an increase of 54% compared to Q3 FY14.

•	Net income per diluted share of $0.05 compared to $0.04 in Q3 FY14.

•	Adjusted EBITDA of $6.1 million, an increase of 33% compared to Q3 FY14.

•	Pro Forma non-GAAP EPS of $0.05 per share compared to $0.05 in Q3 FY14.

•	HSA Members grew to 1.1 million, a 46% increase from Q3 FY14.

•	Total AUM grew to $1.8 billion, a 41% increase from Q3 FY14.

•	Increase in FY15 guidance.

Draper, Utah – December 9, 2014 – HealthEquity, Inc. (NASDAQ: HQY), one of the largest HSA non-bank custodians, today announced financial results for its third quarter ended October 31, 2014.
“Third quarter revenue growth of 43% year over year was driven by continued robust growth in both HSA membership and in assets under management. In the quarter, HSA membership increased by 349,000 members to 1.1 million, up 46% year over year, and AUM reached $1.8 billion, up 41% year over year," remarked Jon Kessler, President and CEO of HealthEquity.
Mr. Kessler added, “We continued to execute on our growth strategy during the third quarter by adding several new network partners, as well as further penetrating our existing partners. We are encouraged by our results so far this year, as it’s clear that our partners recognize the value we deliver to our members, and we are enthusiastic about the remainder of fiscal year 2015.”
Third Quarter Financial Results
For the third quarter ended October 31, 2014, HealthEquity reported revenue of $21.9 million, compared to $15.2 million for the third quarter ended October 31, 2013, an increase of 43%. Revenue consisted primarily of:

•	Account fee revenue of $11.1 million, an increase of 48% compared to Q3 FY14.

•	Custodial fee revenue of $6.2 million, an increase of 29% compared to Q3 FY14.

•	Card fee revenue of $4.3 million, an increase of 51% compared to Q3 FY14.

Net income and comprehensive income was $3.0 million for the third quarter ended October 31, 2014, compared to $2.0 million for the third quarter ended October 31, 2013.
Net income per share attributable to diluted common share was $0.05 for the third quarter ended October 31, 2014, compared to $0.04 for the third quarter ended October 31, 2013. Pro Forma non-GAAP EPS for the third quarter ended October 31, 2014 was $0.05, compared to $0.05 for the third quarter ended October 31, 2013.
Non-GAAP Adjusted EBITDA was $6.1 million for the third quarter ended October 31, 2014, an increase of 33% compared to $4.6 million for the third quarter ended October 31, 2013. Adjusted EBITDA was 28% of revenue for the third quarter ended October 31, 2014, compared to 30% for the third quarter ended October 31, 2013.
As of October 31, 2014, we had $107.9 million of cash and cash equivalents and no outstanding debt. This compares to $13.9 million in cash and cash equivalents and no outstanding debt as of January 31, 2014.

HSA Member Metrics
The total number of HSAs for which we serve as a non-bank custodian ("HSA Members") as of October 31, 2014 was 1.1 million, an increase of 46%, from 760,000 as of October 31, 2013.
Total assets under management ("AUM") as of October 31, 2014 was $1.8 billion, an increase of 41% year over year, comprised of:

•	Cash AUM of $1.6 billion, an increase of 38% compared to the same period last year; and

•	Investment AUM of $256.8 million, an increase of 69% compared to the same period last year.
Investment AUM was 14% of total AUM as of October 31, 2014 compared to 12% as of October 31, 2013.
Business Outlook
For fiscal year 2015, we expect our revenue to be between $85.0 million and $87.0 million and our Adjusted EBITDA to be between $23.0 million and $25.0 million. We expect our Pro Forma non-GAAP EPS to be between $0.19 per share and $0.21 per share. Our Pro Forma non-GAAP EPS estimate is based on an estimated weighted average shares outstanding of 50.6 million and is calculated on a pro forma basis to give effect to the conversion of all of our outstanding convertible preferred stock and redeemable convertible preferred stock into common stock, which occurred on August 4, 2014 in connection with our IPO, as if such conversion occurred at the beginning of the period presented.
Conference Call
HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Tuesday, December 9, 2014 to discuss the third quarter financial results. The conference call will be accessible by dialing 888-359-3627, or 719-325-2376 for international callers, and referencing conference ID 2052239. A live webcast of the conference call will also be available on the investor relations section of the company’s website at www.HealthEquity.com
An audio replay will be available following the conclusion of the call through January 9, 2015. The replay can be accessed by dialing 888-203-1112 in the U.S., or 719-457-0820 for international callers. The passcode for the replay is: 2052239.
Non-GAAP Financial Information
To supplement our condensed consolidated financial statements presented on a GAAP basis, we disclose Adjusted EBITDA and Pro Forma non-GAAP EPS, which are non-GAAP financial measures. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization and other certain non-cash statement of operations items. We define Pro Forma non-GAAP EPS as net income per diluted share, calculated on a pro forma basis to give effect to the conversion of all of our outstanding convertible preferred stock and redeemable convertible preferred stock into common stock, which occurred on August 4, 2014 in connection with our IPO, as if such conversion occurred at the beginning of the fiscal year. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The company cautions investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the company. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged consumer-directed benefits to employers and employees, the company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the company’s ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, the company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the company’s filings with the Securities and Exchange Commission, including, without limitation, the final prospectus for the company’s initial public offering filed on August 1, 2014 and most recent Quarterly Report on Form 10-Q and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

HealthEquity, Inc. and its subsidiaries
Condensed consolidated statements of operations and comprehensive income (unaudited)

(in thousands, except per share data)	Three months ended October 31,		Nine months ended October 31,
	2014	2013	2014	2013

Revenue
Account fee revenue	$11,086	$7,496	$32,022	$21,721
Custodial fee revenue	6,196	4,816	17,557	13,913
Card fee revenue	4,317	2,853	12,848	8,929
Other revenue	263	83	557	291
Total revenue	21,862	15,248	62,984	44,854

Cost of services
Account costs	7,057	4,977	20,188	14,677
Custodial costs	1,050	858	2,994	2,737
Card costs	1,467	1,006	4,284	2,989
Other costs	56	29	58	71
Total cost of services	9,630	6,870	27,524	20,474

Gross profit	12,232	8,378	35,460	24,380

Operating expenses
Sales and marketing	2,275	1,876	6,829	5,458
Technology and development	2,811	1,803	7,299	5,131
General and administrative	2,443	894	5,252	2,629
Amortization of acquired intangible assets	409	409	1,227	1,227
Total operating expenses	7,938	4,982	20,607	14,445

Income from operations	4,294	3,396	14,853	9,935

Other expense
Loss on revaluation of redeemable convertible preferred stock derivative	—	(109)	(735)	(109)
Other expense, net	(145)	(29)	(276)	(152)

Total other expense	(145)	(138)	(1,011)	(261)

Income before income taxes	4,149	3,258	13,842	9,674

Income tax provision	1,100	1,280	5,047	3,724

Net income and comprehensive income	$3,049	$1,978	$8,795	$5,950

Net income attributable to common stockholders:
Basic	$3,020	$607	$10,245	$1,717
Diluted	$3,036	$1,213	$9,530	$3,520

Net income per share attributable to common stockholders:
Basic	$0.06	$0.11	$0.44	$0.31
Diluted	$0.05	$0.04	$0.19	$0.12

Weighted-average number of shares used in computing net income per share attributable to common stockholders:

Basic	53,678	5,582	23,232	5,548
Diluted	57,553	28,725	50,052	28,705

Net income and comprehensive income reconciliation to Adjusted EBITDA

	Three months ended October 31,		Nine months ended October 31,
(in thousands)	2014	2013	2014	2013
Net income and comprehensive income	$3,049	$1,978	$8,795	$5,950
Income tax provision	1,100	1,280	5,047	3,724
Depreciation and amortization	1,134	742	2,960	1,913
Amortization of acquired intangible assets	409	409	1,227	1,227
Loss on revaluation of redeemable convertible preferred stock derivative liability	—	109	735	109
Other (1)	373	43	972	113
Total adjustments	$3,016	$2,583	$10,941	$7,086
Adjusted EBITDA	$6,065	$4,561	$19,736	$13,036

(1)
For the three and nine months ended October 31, 2014, Other consisted of interest income of $(9) and $(9), interest expense of $0 and $0, miscellaneous taxes of $55 and $188, and stock-based compensation expense of $327 and $793, respectively. For the three and nine months ended October 31, 2013, Other consisted of interest income of $(12) and $(36), interest expense of $11 and $30, miscellaneous taxes of $31 and $75, and stock-based compensation expense of $13 and $44, respectively.

HSA Members

	October 31, 2014	October 31, 2013	% Change	January 31, 2014
HSA Members	1,108,533	759,736	46%	967,710
Average HSA Members	1,040,531	717,021	45%	747,182
Assets under management

(in thousands, except percentages)	October 31, 2014	October 31, 2013	$ Change	% Change	January 31, 2014
Cash AUM	$1,578,814	$1,146,138	$432,676	38%	$1,442,336
Investment AUM	256,791	151,663	105,128	69%	182,614
Total AUM	$1,835,605	$1,297,801	$537,804	41%	$1,624,950
Average daily cash AUM	$1,505,659	$1,109,237	$396,422	36%	$1,137,825
Net income per share reconciliation to Pro Forma non-GAAP EPS

	Three months ended October 31,		Nine months ended October 31,
(in thousands, except per share data)	2014	2013	2014	2013
GAAP net income	$3,049	$1,978	$8,795	$5,950
Pro forma weighted average shares used in computing non-GAAP diluted earnings per share (1)	57,696	42,459	50,052	42,439
Pro forma non-GAAP earnings per diluted share	$0.05	$0.05	$0.18	$0.14

(1)
The pro-forma diluted weighted average shares outstanding give effect to the conversion of all outstanding shares of convertible preferred stock and redeemable convertible preferred stock into shares of common stock using the as-if converted method as of the beginning of each period presented. In August 2014, in connection with the closing of our initial public offering, all of our outstanding convertible preferred stock and redeemable convertible preferred stock was converted into common stock.